Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated July 29, 2026, relating to the financial statements of Orphai Therapeutics, Inc., appearing in the Current Report on Form 8-K of Quince Therapeutics, Inc. filed on July 29, 2026. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Deloitte & Touche LLP

Hartford, Connecticut

July 31, 2026